EXHIBIT 4.2
                                  -----------

                 FORM OF ONLINE VACATION CENTER HOLDINGS CORP.
                           RESTRICTED SHARE AGREEMENT

                                 March ___, 2006


         THIS AGREEMENT, made as of the __th day of March, 2006 (the "Date of Grant"), between Online Vacation Center Holdings Corp., a Florida corporation (the "Company"), and _____________ (the "Grantee").

         WHEREAS, the Company has adopted the 2005 Management and Director Equity Incentive and Compensation Plan (the "Plan") in order to provide additional incentive to certain employees, directors and consultants of the Company and its subsidiaries; and

         WHEREAS, the Committee has determined to grant to the Grantee an Award of Restricted Shares as provided herein to encourage the Grantee's efforts toward the continuing success of the Company.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Grant of Restricted Shares.

            1.1. The Company hereby grants to the Grantee an award of ________ Restricted Shares at a price of [not less than par value] per Share (the "Award"). Restricted Shares granted pursuant to the Award shall be issued in the form of book entry Shares in the name of the Grantee as soon as reasonably practicable after the Date of Grant and shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee's estate, if applicable) to the Company as provided in Section 8 hereof.

            1.2. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

         2. Restrictions on Transfer.

         The Restricted Shares issued under this Agreement may not be sold, transferred, pledged, assigned or otherwise encumbered until all restrictions on such Restricted Shares shall have lapsed in the manner provided in Section 3 or 4 hereof.

         3. Lapse of Restrictions Generally. Except as provided in Sections 4 and 5 hereof, twenty percent (20%) of the number of Restricted Shares issued hereunder (rounded up to the next whole Share, if necessary) shall vest, and the restrictions with respect to such Restricted Shares shall lapse, on the Date of Grant and subsequently on each anniversary of the Date of Grant.

         4. Effect of Change in Control.

         If the Board so determines, in the event of a Change in Control at any time on or after the Date of Grant, all Restricted Shares which have not become vested in accordance with Section 3 hereof shall vest, and the restrictions on such Restricted Shares shall lapse, immediately.

         5. Forfeiture of Restricted Stock.

         In addition to the circumstance described in Section 8 hereof, any and all Restricted Shares which have not become vested in accordance with Section 3
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or 4 hereof shall be forfeited and shall revert to the Company upon any termination of the Grantee's employment with the Company or any of its subsidiaries. The Grantee shall forfeit all Restricted Shares, including those previously vested, upon termination of the Grantee's employment with the Company or any of its subsidiaries for, or the commission of an act constituting, Cause.

         6. Delivery of Restricted Shares.

         Evidence of book entry Shares with respect to Restricted Shares in respect of which the restrictions have lapsed pursuant to Section 3 or 4 hereof or, if requested by the Grantee prior to such lapse of restrictions, a stock certificate with respect to such Restricted Shares, shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Shares have lapsed, free of all restrictions hereunder.

         7. Dividends and Voting Rights.

         Subject to Section 8 hereof, upon issuance of the Restricted Shares, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Restricted Shares by the Company shall be deferred and reinvested in Restricted Shares based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Restricted Shares thus acquired shall be subject to the same restrictions on transfer, forfeiture and vesting schedule as the Restricted Shares in respect of which such dividends or distributions were made.

         8. Execution of Award Agreement.

         The Restricted Shares granted to the Grantee pursuant to the Award shall be subject to the Grantee's execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than March, ____ 2006.

         9. No Right to Continued Employment.

         Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its subsidiaries to terminate the Grantee's employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its subsidiaries or continuance of service as a Board member.

         10. Withholding of Taxes.

         Prior to the delivery to the Grantee (or the Grantee's estate, if applicable) of a stock certificate or evidence of book entry Shares with respect to Restricted Shares in respect of which all restrictions have lapsed, the Grantee (or the Grantee's estate) shall pay to the Company in cash the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company with respect to such Restricted Shares.

         11. Grantee Bound by the Plan.

         The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

         12. Modification of Agreement.

         This Agreement may be modified, amended, suspended or terminated, and

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any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

         13. Severability.

         Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

         14. Governing Law.

         The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the conflicts of laws principles thereof.

         15. Successors in Interest.

         This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee's legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

         16. Resolution of Disputes.

         Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee's heirs, executors, administrators and successors, and the Company and its subsidiaries for all purposes.

         17. Entire Agreement.

         This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

         18. Headings.

         The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         19. Counterparts.

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.








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                                           ONLINE VACATION CENTER HOLDINGS CORP.


                                           By:
                                              _________________________________

                                           Name: ______________________________

                                           Title:______________________________



                                           GRANTEE


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